Exhibit 99.1

News Release

Enpro Inc. to Acquire Advanced Micro Instruments, Inc.

AMI to become part of Enpro’s Sealing Technologies Segment, Expanding Core Capabilities in Compositional Analysis, a Growing Area into the Test & Measurement Industry

AMI’s Innovative Analyzer and Sensor Portfolio Adds Capabilities to the Sealing Technologies Segment that Support the Safeguarding of Critical Environments

Accretive to Sealing Technologies Growth Rate, Segment Profitability and Enpro Adjusted Diluted Earnings Per Share

CHARLOTTE, N.C. – December 28, 2023—Enpro Inc. (NYSE: NPO), an industrial technology company, today announced that it has entered into a definitive agreement to acquire Advanced Micro Instruments, Inc. (“AMI”), a leading provider of highly-engineered, application-specific analyzers and sensing technologies that monitor critical parameters to maintain infrastructure integrity, enable process efficiency, enhance safety, and facilitate the clean energy transition.  Under the terms of the agreement, Enpro will acquire AMI for $210 million in cash, representing a valuation of approximately 13x normalized 2023 EBITDA.

Based in Costa Mesa, California, AMI serves customers in the midstream natural gas, biogas, industrial processing, cryogenics, food processing, laboratory, wastewater and aerospace markets.  The company offers a portfolio of oxygen, hydrogen sulfide and moisture analyzers and proprietary sensing capabilities that detect contaminants in a variety of processes, including natural gas and biogas streams, which enable operators to avoid flaring and, thereby, reduce CO2 emissions.

Upon closing, AMI will be included in the Sealing Technologies segment, adding to the segment’s portfolio of products and solutions that safeguard critical environments.  The acquisition is expected to be accretive to segment revenue growth and profitability, in addition to Enpro’s adjusted diluted earnings per share.

“Acquiring AMI, an industry leader, will build on our strategy to invest in products and technologies that safeguard critical environments in key secular growth markets,” said Eric Vaillancourt, President and Chief Executive Officer.  “AMI’s innovative analyzer and sensor solutions will add to our existing portfolio of critical process technologies in the Sealing Technologies segment, and this acquisition will be an important step forward in expanding our capabilities into compositional analysis.  We look forward to welcoming the talented AMI team to the Enpro family of companies and capitalizing on our combined capabilities.”

“We look forward to joining the Enpro family and this is an exciting next chapter for AMI,” said Kevin Bates, President and Chief Executive Officer of AMI.  “AMI fits squarely into Enpro’s portfolio of leading-edge solutions in a variety of growing end markets that have strong technological and applied engineering advantages.  Enpro is the ideal partner for us to accelerate our future growth.”

The transaction is expected to close in early 2024, subject to limited closing conditions, including regulatory approvals.

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics and life sciences.  Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO”.  For more information about Enpro, visit the company’s website at https://www.enpro.com.

About Advanced Micro Instruments, Inc.

AMI is a majority-owned portfolio company of McNally Capital, LLC, a Chicago-based private equity firm. AMI is a leading provider of highly engineered, application-specific analyzers and sensing technologies. Based in Costa Mesa, California, AMI serves customers in the midstream natural gas, biogas, industrial processing, cryogenics, food processing, laboratory, wastewater, and aerospace markets. The company offers a portfolio of oxygen, hydrogen sulfide, and moisture analyzers and proprietary sensing capabilities that detect contaminants in a variety of processes, including natural gas and biogas streams, which enable operators to avoid flaring and, thereby, reduce CO2 emissions. For more information, please visit https://www.amio2.com.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995.  They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements.  These risks and uncertainties include, but are not limited to: the possibility that necessary regulatory approvals may not be obtained or that other conditions to closing may not be satisfied such that the acquisition of AMI will not close or that the closing may be delayed; the possibility of unexpected costs, liabilities or delays in connection with the transaction; risks that the acquisition of AMI disrupts current plans and operations of Enpro; the ability to recognize the anticipated benefits of the transaction; the outcome of any legal proceedings that may arise with respect to the transaction; and the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement for the acquisition of AMI.  Enpro’s filings with the Securities and Exchange Commission, including its most recent Form 10‑K and Form 10‑Q, describe other risks and uncertainties.  Enpro does not undertake to update any forward-looking statements made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

Investor Contacts:	Milt Childress
Executive Vice President and Chief Financial Officer

James Gentile
Vice President, Investor Relations
Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, North Carolina, 28209
Email:	investor.relations@enpro.com	www.enpro.com